Exhibit e(2)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of November 9, 2005, is Exhibit A to that certain Underwriting Agreement dated as of August 1, 2005, between PFPC Distributors, Inc. and CRM Mutual Fund Trust.
SERIES
Small Cap Value
(Investor Class and Institutional Class share classes)
Mid Cap Value
(Investor Class and Institutional Class share classes)
Large Cap Value
(Investor Class and Institutional Class share classes)
Small/Mid Cap Value
(Investor Class and Institutional Class share classes)
Mid/Large Cap Value
(Investor Class and Institutional Class share classes)

PFPC DISTRIBUTORS, INC.

By: Name:	/s/ Bruno DiStefano Bruno DiStefano
Title:	Vice President

CRM MUTUAL FUND TRUST

By: Name:	/s/ Carlos Leal Carlos Leal
Title:	Chief Financial Officer